Exhibit 23.2

Chang G. Park, CPA, Ph.D.
♦ 371 E Street ♦ Chula Vista ♦ California 91910-2615
♦ Telephone (858) 408-2695 ♦ Fax (858) 408-2695 ♦ Fax (858) 764-5480
♦ E-mail changgpark@gmail.com♦

July 23, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of May 8, 2007 on the reviewed consolidated financial statements of Bio-Matrix Scientific Group Inc. and Subsidiary (formerly Tasco International, Inc.) as of March 31, 2007, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
_______________________
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board